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                                                                  Exhibit 99.1


NEWS RELEASE

FOR IMMEDIATE RELEASE

David A. Farley

Senior Vice President, Finance & Administration, and Chief Financial Officer Phone (619) 481-5000



 PEREGRINE SYSTEMS-REGISTERED TRADEMARK- COMPLETES ACQUISITION OF FPRINT UK LTD. ADDS DESKTOP INVENTORY AND ASSET DISCOVERY TOOLS TO INFRASTRUCTURE MANAGEMENT
                                  CAPABILITY



SAN DIEGO, Calif. - April 5, 1999 - Peregrine Systems, Inc. (NASDAQ Symbol:
PRGN) today announced the completion of the acquisition of 100% of the outstanding shares of FPrint UK Ltd. FPrint is the leading provider of desktop inventory and asset discovery software solutions for large corporate customers in the United Kingdom and is currently expanding its presence internationally. FPrint is in use at over 500 of the UK top 1000 corporations, customers include NatWest, Royal & SunAlliance, Vodafone, Powergen, Marconi, and Colt Telecomms.

"The FPrint acquisition is an important addition to our infrastructure management offering," stated Stephen Gardner, Peregrine Systems President and CEO. " We are now able to provide best-in-breed desktop discovery coupled with our unique remote management software that permits control of any remote graphical device such as a PC or an ATM machine. The combination of asset discovery and on-demand remote control of those assets creates a powerful set of tools to reduce the time and cost involved in managing global infrastructure. Our AssetCenter-TM- and ServiceCenter-Registered Trademark-customers are already adding the Remote Management application to their solutions and we have had many requests for a complementary inventory tool, which we can now fulfill with the FPrint technology," Gardner continued.

"We are prepared to immediately offer both the FPrint application and our Remote Management application to existing Peregrine Systems customers and prospective customers," stated Rick Berzle, Vice President of Marketing. "The FPrint technology adds immediate value to both our existing ServiceCenter and AssetCenter customers. Plans are already well underway to integrate FPrint to feed both ServiceCenter and AssetCenter applications within the next 90 days."

Peregrine Systems will use the purchase accounting method to account for the acquisition of FPrint. Total value of the acquisition is expected to be approximately $23.25 million, including approximately 754,000 shares of Peregrine Systems common stock and $1.25 million in cash, plus merger and acquisition costs and net assets acquired. The Company expects to take a charge of approximately 15% to 25% of the total purchase price for acquired in-process research and development and to capitalize the difference as intangible assets. Intangible assets will be amortized over 5 years.

ABOUT PEREGRINE SYSTEMS, INC.

Peregrine Systems is the leading provider of Infrastructure Management solutions. True Infrastructure Management unites the unique disciplines of the Enterprise Service Desk, Asset Management, Facilities Management, and Fleet Management through common shared data.


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Peregrine Systems solutions address all aspects of organizational infrastructure, from information technology, including both computers and telecommunications, to the buildings and real estate assets housing the technology and people of the organization. Even the transportation fleets serving the delivery and service needs of an organization can be managed using Peregrine Systems applications. The merging of these disciplines results in a more thorough understanding of the impact of events and change upon the investment decisions of a company.

Founded in 1981, Peregrine Systems is headquartered in San Diego, California with offices throughout the United States as well as in the United Kingdom, Canada, France, Germany, Denmark, Italy, Netherlands, Sweden, Australia, and Singapore. Peregrine Systems also has partners and distributors located through these regions and in Latin America. More information on Peregrine Systems is available on the world wide web at http://www.peregrine.com.

ABOUT FPRINT UK LTD.

Founded in 1991, FPrint develops and supports software technologies for the management of corporate IT infrastructure. Based in London, FPrint employs over 60 persons.

This press release contains both historical information and forward looking information. Numerous important factors affect the Company's operating results and could cause the Company's actual results to differ materially from the results indicated in this press release or in any other forward looking statements made by, or on behalf of, the Company, and there can be no assurance that future results will meet expectations. These factors include, but are not limited to, the following: 1) the risk associated with acquisition accounting and related acquired in-process research and development costs; 2) the Company's revenues and earnings are subject to a number of factors that make estimation of operating results prior to the end of each quarter extremely uncertain; 3) competition in the markets for the Company's products is intense; 4) the uncertainties of whether new software products and product strategies will be successful; 5) the risks associated with the Company's recent acquisitions, including potential difficulties in the assimilation of key personnel, operations, and assets of the acquired company; 6) the risk of entering new markets and other specific risks associated with the business of the acquired company; and 7) the additional considerations and important factors described on the Company's Report on 10-K filed with the Securities and Exchange Commission in June 1998 and subsequent Forms 10-Q filed with the Securities and Exchange Commission, copies of which are available on request from the Investor Relations department of the Company.

PEREGRINE SYSTEMS AND SERVICECENTER ARE REGISTERED TRADEMARKS AND ASSETCENTER AND REMOTE MANAGEMENT ARE TRADEMARKS OF PEREGRINE SYSTEMS, INC. FPRINT IS A TRADEMARK OF FPRINT UK LTD.